Credit Agreement

Dated as of December 13, 2005

among

Synalloy Corporation,

together with

Each of the Designated Undersigned entities as Borrowers,

the Lenders from time to time parties hereto,

and

Carolina First bank,

as Agent

Table of Contents

Section Heading Page

Section 1. The Credit Facilities

Section 1.1. Term Loan Commitments

Section 1.2. Revolving Credit Commitments 1

Section 1.3. Letters of Credit 2

Section 1.4. Applicable Interest Rates

Section 1.5. Minimum Borrowing Amounts

Section 1.6. Manner of Borrowing Loans and Desinating Applicable Interest Period 4

Section 1.7. Interest Periods 6

Section 1.8. Maturity of Loans 7

Section 1.9. Prepayments

Section 1.10. Default Rate

Section 1.11. The Notes 8

Section 1.12. Funding Indemnity 9

Section 1.13. Reserved 9

Section 1.14. Swing Loans

Section 2. Fees

Section 2.1. Fees

Section 3. Place and Application of Payments

Section 3.1. Place and Application of Payments

Section 4. The Collateral

Section 4.1. Collateral

Section 4.2. Reserved

Section 4.3. Further Assurances

Section 5. Definitions; Interpretation

Section 5.1. Definitions

Section 5.2. Interpretation

Section 5.3. Change in Accounting Principles

Section 6. Representations and Warranties

Section 6.1. Organization and Qualification

Section 6.2. Subsidiaries

Section 6.3. Authority and Validity of Obligations

Section 6.4. Use of Proceeds; Margin Stock

Section 6.5. Financial Reports

Section 6.6. No Material Adverse Change

Section 6.7. Full Disclosure

Section 6.8. Trademarks, Franchises, and Licenses

Section 6.9. Governmental Authority and Licensing

Section 6.10. Good Title

Section 6.11. Litigation and Other Controversies

Section 6.12. Taxes

Section 6.13. Approvals

Section 6.14. Affiliate Transactions

Section 6.15. Investment Company; Public Utility Holding Company

Section 6.16. ERISA

Section 6.17. Compliance with Laws

Section 6.18. Other Agreements

Section 6.19. Solvency

Section 6.20. No Default

Section 6.21. Trade Relations

Section 7. Conditions Precedent

Section 7.1. All Credit Events

Section 7.2. Initial Credit Event

Section 7.3. Project Reserve

Section 8. Covenants

Section 8.1. Maintenance of Business

Section 8.2. Maintenance of Properties

Section 8.3. Taxes and Assessments

Section 8.4. Insurance

Section 8.5. Financial Reports

Section 8.6. Inspection

Section 8.7. Borrowings and Guaranties

Section 8.8. Liens

Section 8.9. Investments, Acquisitions, Loans and Advances

Section 8.10. Mergers, Consolidations and Sales

Section 8.11. Maintenance of Subsidiaries

Section 8.12. Reserved

Section 8.13. ERISA

Section 8.14. Compliance with Laws

Section 8.15. Burdensome Contracts With Affiliates

Section 8.16. No Changes in Fiscal Year

Section 8.17. Formation of Subsidiaries

Section 8.18. Change in the Nature of Business

Section 8.19. Use of Loan Proceeds

Section 8.20. No Restrictions

Section 8.21. Capital Expenditures

Section 8.22. Consolidated Fixed Charge Coverage Ratio

Section 8.23. Consolidated Tangible Net Worth

Section 8.24. Consolidated Indebtedness to Tangible Net Worth Ratio

Section 8.25. Sale and Leaseback Transactions

Section 8.26. Speculative Hedging Transactions.

Section 9. Events of Default and Remedies

Section 9.1. Events of Default

Section 9.2. Non-Bankruptcy Defaults

Section 9.3. Bankruptcy Defaults

Section 9.4. Collateral for Undrawn Letters of Credit

Section 9.5. Notice of Default

Section 9.6. Expenses

Section 10. Change in Circumstances

Section 10.1. Change of Law

Section 10.2. Reserved

Section 10.3. Increased Cost and Reduced Return

Section 10.4. Lending Offices

Section 10.5. Discretion of Lender as to Manner of Funding

Section 11. The Agent

Section 11.1. Appointment and Authorization of Agent

Section 11.2. Agent and its Affiliates

Section 11.3. Action by Agent

Section 11.4. Consultation with Experts

Section 11.5. Liability of Agent; Credit Decision

Section 11.6. Indemnity

Section 11.7. Resignation of Agent and Successor Agent

Section 11.8. L/C Issuer.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements

Section 11.10. Designation of Additional Agents

Section 11.11. Authorization to Release Liens and Limit Amount of Certain Claims

Section 12. Reserved

Section 13. Miscellaneous

Section 13.1. Withholding Taxes

Section 13.2. No Waiver, Cumulative Remedies

Section 13.3. Non-Business Days

Section 13.4. Documentary Taxes

Section 13.5. Survival of Representations

Section 13.6. Survival of Indemnities

Section 13.7. Sharing of Set-Off

Section 13.8. Notices

Section 13.9. Counterparts

Section 13.10. Successors and Assigns

Section 13.11. Participants

Section 13.12. Assignments

Section 13.13. Amendments

Section 13.14. Headings

Section 13.15. Costs and Expenses; Indemnification

Section 13.16. Set-off

Section 13.17. Entire Agreement

Section 13.18. Governing Law

Section 13.19. Severability of Provisions

Section 13.20. Excess Interest

Section 13.21. Construction

Section 13.22. Lender's Obligations Several

Section 13.23 Confidentiality

Section 13.24. Synalloy as Administrative Borrower

Section 13.25. USA Patriot Act Notice

Section 13.26. Submission to Jurisdiction; Waiver of Jury Trial

Exhibit A - Notice of Payment Request

Exhibit B - Notice of Borrowing

Exhibit C - Notice of Continuation/Conversion

Exhibit D-1 - Revolving Note

Exhibit D-2 - Swing Note

Exhibit D-3 - Term Note

Exhibit E - Authorized Representative Certificate

Exhibit F - Borrowing Base Certificate

Exhibit G - Eligible Chemical Inventory and Eligible Metal Inventory

Exhibit H - Security Agreement

Exhibit I - Compliance Certificate

Exhibit J - Assignment and Acceptance

Schedule 1 - Commitments

Schedule 4.1 - Collateral

Schedule 6.2 - Subsidiaries

Schedule 6.21 - Trade Relations

Schedule 8.7(b) - Permitted Debt

Schedule 8.8(f) - Permitted Liens

Credit Agreement

This Credit Agreement is entered into effective as of December 13, 2005 by and among SYNALLOY CORPORATION, a Delaware corporation ("Synalloy"), EACH OF THE UNDERSIGNED ENTITIES (together with Synalloy, the "Borrowers"), the several financial institutions from time to time party to this Agreement, as Lenders, and CAROLINA FIRST BANK, as Agent as provided herein, and the Lenders from time to time parties hereto. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. The Credit Facilities.

Section 1.1. Term Loan Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually, a "Term Loan" and, collectively, for all the Lenders, the "Term Loans") in U.S. Dollars to the Borrowers from time to time in the amount of such Lender's Term Loan Commitment, on the Closing Date. Each Borrowing of Term Loans shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages. All Term Loans shall bear interest at the Applicable Rate. No amount repaid or prepaid on any Term Loan may be borrowed again.

Section 1.2. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Revolving Loan" and collectively the "Revolving Loans") in U.S. Dollars to the Borrowers from time to time on a revolving basis up to the amount of such Lender's Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the aggregate Revolving Credit Commitments in effect at such time, and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. Each Borrowing of Revolving Loans bear interest at the Applicable Rate. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

If, at any time, the sum of (i) outstanding Revolving Loans plus (ii) Swing Loans plus (iii) L/C Obligations, exceeds the Borrowing Base, Borrowers shall promptly pay to Agent the amount of such excess.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a "Letter of Credit") for the Borrowers' account in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender's Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrowers, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Administrative Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an "Application"). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) before the occurrence of a Default or an Event of Default, the L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers' obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Rate from time to time in effect (computed on the basis of a year of 360 days, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrowers subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Greenville, South Carolina time) on the date when each drawing is to be paid if the Administrative Borrower has been informed of such drawing by the L/C Issuer on or before 9:00 a.m. (Greenville, South Carolina time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Administrative Borrower after 9:00 a.m. (Greenville, South Carolina time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Agent's principal office in Greenville, South Carolina or such other office as the Agent may designate in writing to the Administrative Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a "Participating Lender"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Agent) to such effect, if such certificate is received before 1:00 p.m. (Greenville, South Carolina time), or not later than 1:00 p.m. (Greenville, South Carolina time) the following Business Day, if such certificate is received after such time, pay to the Agent for the account of the L/C Issuer an amount equal to such Participating Lender's Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Applicable Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrowers, the L/C Issuer, the Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer's gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Administrative Borrower shall provide at least three (3) Business Days' advance written notice to the Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Administrative Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Agent shall promptly notify the L/C Issuer of the Agent's receipt of each such notice and the L/C Issuer shall promptly notify the Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.4. Applicable Interest Rates. (a) Loans. Each Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or converted until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Rate from time to time in effect, payable (i) for any Borrowing having an Interest Period of 2, 3 or 6 months, on the last day of its Interest Period and at maturity (whether by acceleration or otherwise), or (ii) for any Borrowing having an Interest Period of 1 month, on the first (1st) day of each calendar month and at maturity (whether by acceleration or otherwise), except as such rate may be continued or converted pursuant to the terms hereof.

(b) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts. Unless the provisions of Section 1.14(f) are in effect, each Borrowing advanced, continued or converted under a Credit shall be in an amount equal to $100,000 or such greater amount which is an integral multiple of $100,000.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Period. (a) Notice to the Agent. The Administrative Borrower shall give notice to the Agent by no later than 10:00 a.m. (Greenville, South Carolina time) on the date the Borrowers request the Lenders to advance a Borrowing. The Loans included in each Borrowing shall bear interest initially at the Applicable Rate for the Interest Period specified in such notice of a new Borrowing. Thereafter, the Administrative Borrower may from time to time elect to change or continue the Interest Period applicable to each Borrowing or, subject to Section 1.5's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: on the last day of the Interest Period applicable thereto, the Administrative Borrower may continue part or all of such Borrowing for the same Interest Periods or convert part or all to one or more new Interest Periods. The Administrative Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Agent. Notice of the continuation of a Borrowing for an additional Interest Period or of the conversion of part or all of the Loans to new Interest Periods must be given by no later than 10:00 a.m. (Greenville, South Carolina time) at least 2 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, and, the Interest Period applicable thereto. The Borrowers agree that the Agent may rely on any such telephonic or telecopy notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reasonable reliance thereon.

(b) Notice to the Lenders. The Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Administrative Borrower received pursuant to Section 1.6(a) above.

(c) Borrowers' Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing shall automatically be continued for a Interest Period of 1 month on the last day of its then current Interest Period unless the Administrative Borrower has notified the Agent within the period required by Section 1.6(a) that the Borrowers intend to continue or convert such Borrowing, subject to Section 7.1 hereof, or such Borrowing is prepaid in accordance with Section 1.9(a). In the event the Administrative Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 1:00 p.m. (Greenville, South Carolina time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing under the Revolving Credit (or, at the option of the Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Greenville, South Carolina time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Greenville, South Carolina. The Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Agent's principal office in Greenville, South Carolina.

(e) Agent Reliance on Lender Funding. Unless the Agent shall have been notified by a Lender prior to the date on which such Lender is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Agent may assume that such Lender has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Agent, such Lender shall, on demand, pay to the Agent the amount made available to the Borrowers attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date such Lender pays such amount to the Agent at a rate per annum equal to: (i) from the date the related advance was made by the Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Applicable Rate in effect for each such day, as the same may be adjusted from time to time.

Section 1.7. Interest Periods. As provided in Section 1.6(a) and 1.14 hereof, at the time of each request to advance, continue or convert a Borrowing, the Administrative Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued or converted and ending 1, 2, 3 or 6 months thereafter; provided, however, that:

(a) any Interest Period for a Borrowing of Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(b) no Interest Period with respect to any portion of the Loans shall extend beyond the Revolving Credit Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing; a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Provided however, that the Interest Period for Swing Loans shall be a period of 1 month.

Section 1.8. Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrowers shall make principal payments on the Term Loans in installments on the last day of each December, March, June and September in each year, commencing with the fiscal quarter ending December 31, 2005, with the amount of each such principal installment to be equal to the amount set forth in column B below as shown opposite the relevant due date as set forth in column A below:
Column A Payment Date	Column B Scheduled Principal Payment on Term Loans
12/31/05	$116,666.75
3/31/06	$116,666.75
6/30/06	$116,666.75
9/30/06	$116,666.75
12/31/06	$116,666.75
3/31/07	$116,666.75
6/30/07	$116,666.75
9/30/07	$116,666.75
12/31/07	$116,666.75
3/31/08	$116,666.75
6/30/08	$116,666.75
9/30/08	$116,666.75
12/31/08	$116,666.75
3/31/09	$116,666.75
6/30/09	$116,666.75
9/30/09	$116,666.75
12/31/09	$116,667.00
3/31/10	$116,667.00
6/30/10	$116,667.00
9/30/10	$116,667.00

It being agreed that the final payment of all principal and interest not sooner paid on the Term Loans shall be due and payable on December 31, 2010, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

(b) Revolving Loans and Swing Loans. Each Revolving Loan and Swing Loan, both for principal and interest, shall mature and become due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 1.9. Prepayments. (a) The Borrowers shall have the privilege of prepaying the Loans without premium or penalty (except as set forth in Section 1.12 below) and in whole or in part.

(b) The Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowers. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the Term Loans in the inverse order of maturities, on a pro rata basis.

Section 1.10. Default Rate. Notwithstanding anything to the contrary contained in Section 1.3 hereof, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to the sum of 2.0% plus the Applicable Rate from time to time in effect; provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrowers. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

Section 1.11. The Notes. (a) The Revolving Loans made to the Borrowers by a Lender shall be evidenced by a single promissory note of the Borrowers issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a "Revolving Note" and collectively such promissory notes are referred to as the "Revolving Notes."

(b) The Swing Loans made to the Borrowers by the Agent shall be evidenced by a single promissory note of the Borrowers issued to the Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the "Swing Note."

(c) The Term Loan made to the Borrowers by Lender shall be evidenced by a single promissory note of the Borrowers issued to such Lender in the form of Exhibit D-3 hereto. Each such promissory note is hereinafter referred to as a "Term Note" and collectively such promissory notes are referred to as the "Term Notes".

(d) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrowers the appropriate Note to be replaced, the Borrowers shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 1.12. Funding Indemnity. For any Loans for which the Applicable Rate is based upon an Interest Period exceeding 1 month, if any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Loan or on a date other than the last day of its Interest Period,

(b) any failure by the Borrowers to make any payment of principal on any Loan when due (whether by acceleration or otherwise), or

(c) any acceleration of the maturity of the Loans as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrowers, with a copy to the Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be deemed prime facie correct.

Section 1.13. [Reserved.]

Section 1.14. Swing Loans. (a)  Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Agent agrees to make loans to the Borrowers under the Swing Line (individually a "Swing Loan" and collectively the "Swing Loans") which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date.

(b) Interest on Swing Loans;. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Rate from time to time in effect (computed on the basis of a year of 360 days, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto, and, unless each Lender funds its participation in a Swing Loan pursuant to Section 1.14(e), interest shall be payable solely for the account of Agent.

(c) Requests for Swing Loans;. The Administrative Borrower shall give the Agent prior notice (which may be written or oral) no later than 12:00 Noon (Greenville, South Carolina time) on the date upon which Borrowers request that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Such Swing Loan shall bear interest at the then Applicable Rate for Loans under the Revolving Credit as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrowers on the date so requested at the offices of the Agent in Greenville, South Carolina. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement, and (ii) the Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding Loans;. In its sole and absolute discretion, the Agent may at any time, on behalf of the Borrowers (which hereby irrevocably authorizes the Agent to act on its behalf for such purpose) and with notice to the Borrowers, request each Lender to make a Revolving Loan in an amount equal to such Lender's Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(k) or 9.1(l) exists with respect to the Borrowers, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Agent, in immediately available funds, at the Agent's principal office in Greenville, South Carolina, before 12:00 Noon (Greenville, South Carolina time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Agent pursuant to Section 1.13(d) above (because an Event of Default described in Section 9.1(k) or 9.1(l) exists with respect to the Borrowers or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Agent, purchase from the Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrowers, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Zero Balance Program and Account. During such time as Carolina First Bank is serving as Agent hereunder, until Carolina First Bank notifies Borrowers to the contrary (Carolina First Bank hereby agreeing to implement its Zero Balance Program for Borrowers, so long as no Default or Event of Default exists hereunder and Carolina First Bank continues generally to maintain such program, to a comparable extent as implemented for its similarly situated customers) the Swing Loans shall be administered through Carolina First Bank's Zero Balance Program in accordance with the Agreement for Transaction Clearing Services between Carolina First Bank and Borrowers. In order to facilitate the borrowing of Swing Loans, Borrowers and Agent, acting in its capacity as a Lender of Swing Loans may, and are hereby authorized to, enter into the Agreement for Transaction Clearing Services providing for the automatic advance (and repayment to) the Agent acting in such capacity of Swing Loans under the conditions set forth in such Agreement for Transaction Clearing Services and without the necessity for any notice by the Borrowers otherwise required by Sections 1.6(a) and 1.14(c) hereof. In the event that, for any Business Day, presentments are made under the Zero Balance Program which exceed the Swing Line Sublimit, then Borrowers shall be deemed to have requested a Revolving Loan (at the Applicable Rate for Swing Loans) in the amount of such excess The provisions of Sections 1.6(b), (c), (d) and (e) above shall continue to apply in all respects during any participation by the Borrowers in the Zero Balance Program pursuant to this Section 1.14(f) and the Agreement for Transaction Clearing Services, but this Section 1.14(f) shall, during any participation, operate in lieu of those set forth in Sections 1.6(b) and 1.14(c).

Section 2. Fees.

Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Unused Fee (computed on the basis of a year of 360 days, and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. On the date of issuance (and if applicable, on each anniversary date thereof) or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrowers shall pay (i) to the L/C Issuer for its own account an issuance fee equal to 10 basis points times the face amount for each such Letter of Credit, and (ii) to the Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to 90 basis points (computed on the basis of a year of 360 days, and the actual number of days elapsed) times the face amount of Letters of Credit so issued. In addition, the Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer's standard drawing, negotiation, amendment, and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time in accordance with its customary business practice.

(c) Agent Fees. The Borrowers shall pay to the Agent, for its own use and benefit, an arrangement fee in the amount of $45,000, due and payable at Closing.

(d) Audit Fees. The Borrowers shall pay to the Agent for its own use and benefit charges for audits of the Collateral performed by the Agent or its agents or representatives in such amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrowers shall not be required to pay the Agent for more than one such audit per calendar year in an amount not to exceed $7,500.

(e) Commitment Fee. The Borrowers shall pay (or shall have paid) to the Agent for the ratable account of the Lenders a commitment fee in the amount of $67,500.

Section 3. Place and Application of Payments.

Section 3.1. Place and Application of Payments. Subject to the provisions of Section 1.14(f), all payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Agent by no later than 12:00 Noon (Greenville, South Carolina time) on the due date thereof at the office of the Agent in Greenville, South Carolina (or such other location as the Agent may designate to the Borrowers) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders after the occurrence and during the continuation of an Event of Default shall be remitted to the Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrowers have agreed to pay the Agent under Section 13.15 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(b) second, to the payment of principal and interest on the Swing Note until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers secured by the Collateral Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) sixth, to the Borrowers or whoever else may be lawfully entitled thereto.

Section 4. The Collateral.

Section 4.1. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) the property pledged by the Mortgage, and (b) the following property of each Borrower, wherever located and whether now owned by such Borrower or hereafter acquired: (i) all Accounts, Inventory, Goods (including, without limitation, Equipment and Fixtures), Investment Property, Instruments, Chattel Paper, Letter of Credit Rights, Deposit Accounts, General Intangibles, Documents and Supporting Obligations; (ii) all money deposits and all funds held on deposit or otherwise under control of the Agent, its agents or any correspondence of the Agent; (iii) an assignment of life insurance as set forth on Schedule 4.1, on forms satisfactory to the Agent, and (iv) all parts, accessions to, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located, and shall also include all written or electronically recorded books and records related to any such collateral and other rights related thereto. (All of the foregoing, collectively, the "Collateral"). With respect to any real estate collateral pledged by the Mortgage, the Borrowers shall pay all taxes, costs and expenses incurred by the Agent in recording such Mortgage, and shall supply the Agent, at the Borrowers' cost and expense, such hazard insurance and a mortgagee's policy of title insurance from a title insurer acceptable to Agent, as Agent shall reasonably request, together with such other instruments, documents, certificates and opinions reasonably required by the Agent in connection therewith. The Borrowers acknowledge and agree that the Liens on the Collateral shall be granted to the Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the liens permitted pursuant to Section 8.8, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance reasonably satisfactory to the Agent.

Section 4.2. [Reserved.].

Section 4.3. Further Assurances. Each Borrower agrees that it shall, from time to time, at the request of the Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Borrower forms or acquires a Subsidiary after the date hereof, such Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Agent may then require, and such Borrower shall also deliver to the Agent, or cause such Subsidiary to deliver to the Agent, at the Borrowers' cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Agent in connection therewith.

Section 5. Definitions; Interpretation.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

"Accounts" means all Accounts of the Borrowers as defined in the UCC.

"Account Debtor" means any Person who is or who may become obligated to any Borrower under or on account of an Account.

"Acquired Business" means the entity or assets acquired by Borrower in an Acquisition after the date hereof.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower is the surviving entity.

"Administrative Borrower" shall mean Synalloy Corporation.

"Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 15% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

"Agent" means Carolina First Bank and any successor pursuant to Section 11.7 hereof.

"Agreement" means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

"Applicable Margin" means that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the four-quarter period most recently ended as specified below:

Level	Consolidated Leverage Ratio	Applicable Margin
I	Less than or equal to 1.50:1	150 bps
II	Less than or equal to 2:50:1 but greater than 1.50:1	175 bps
III	Less than or equal to 3.50:1 but greater than 2.50:1	200 bps
IV	Less than or equal to 4.50:1 but greater than 3.50:1	250 bps
V	Greater than 4.50:1	300 bps

The Applicable Margin shall be established on each Determination Date. Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to Section 8.5(m), subject to review and approval of such computations by the Agent, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided however, if the Borrowers shall fail to deliver any such certificate within the time period required by Section 8.5(m), then the Applicable Margin shall be Tier V until the appropriate certificate is so delivered.

"Applicable Rate" means, as of any date, (i) for Swing Loans, the 1 month LIBOR Rate plus the Applicable Margin, as the same may be adjusted from time to time pursuant to the terms hereof, and (ii) for all other Loans, the LIBOR Rate for the Interest Period as selected by the Borrowers or otherwise determined pursuant to the terms hereof plus the Applicable Margin, as the same may be adjusted from time to time pursuant to the terms hereof.

"Applicable Unused Fee" means that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the four-quarter period most recently ended as specified below:

Level	Consolidated Leverage Ratio	Applicable Unused Fee
I	Less than or equal to 1.50:1	12.5 bps
II	Less than or equal to 2.50:1 but greater than 1.50:1	15 bps
III	Less than or equal to 3.50:1 but greater than 2.50:1	15.5 bps
IV	Less than or equal to 4.50:1 but greater than 3.50:1	20 bps
V	Greater than 4.50:1	20 bps

The Applicable Unused Fee shall be established on each Determination Date. Any change in the Applicable Unused Fee following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to Section 8.5(m), subject to review and approval of such computations by the Agent, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate; is delivered or is required to be delivered, whichever shall first occur; provided however, if the Borrowers shall fail to deliver any such certificate within the time period required by Section 8.5(m), then the Applicable Unused Fee shall be Tier V until the appropriate certificate is so delivered.

"Application" is defined in Section 1.3(b) hereof.

"Authorized Representative" means the President, the Chief Executive Officer, any Vice President of Synalloy Corporation, the Chief Financial Officer or Treasurer of Synalloy Corporation or any other person expressly designated by the Board of Directors (or the appropriate committee thereof) of the Administrative Borrower as an Authorized Representative of all Borrowers, as set forth from time to time in a certificate in the form attached hereto as Exhibit E.

"Borrowers" is defined in the introductory paragraph of this Agreement, and "Borrower" means any of them.

"Borrowing" means the total of Loans of a single type advanced, continued for or converts to an additional Interest Period, by the Lenders under a Credit on a single date. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is "advanced" on the day Lenders advance funds comprising such Borrowing to the Borrowers, is "continued" on the date a new Interest Period commences for such Borrowing, and is "converted" when such Borrowing is changed from one Interest Period to another, all as requested by the Borrowers pursuant to [Section 1.5(a)] hereof. Borrowings of Swing Loans are made by the Agent in accordance with the procedures set forth in Section 1.13 hereof.

"Borrowing Base" means the sum of (i) 85% of Eligible Accounts plus (ii) 50% of Eligible Chemicals Inventory plus (iii) 60% of Eligible Metals Inventory, plus (iv) 30% of Eligible Work In Process Metals Inventory, not to exceed $2,000,000, plus (v) 90% of Cash Surrender Value of Life Insurance, provided however that the value of assets from subclauses (ii), (iii) and (iv) shall not exceed $7,500,000.00 plus one-half (1/2) of the amount of the Project Reserve then-drawn and outstanding pursuant to Section 7.3 hereof.

"Borrowing Base Certificate" means a certificate in the form of Exhibit F hereto.

"Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Greenville, South Carolina.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

"Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

"Capitalized Lease Obligation" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

"Cash Surrender Value of Life Insurance" means the dollar amount, on any date, for which a life insurance company, acceptable to Agent, is obligated to pay to a Borrower a sum certain in consideration of such Borrower's surrender to the issuer of a life insurance policy owned by such Borrower, as evidenced in writing by the insurer. Such life insurance policy shall have been duly assigned to the Agent.

"Chattel Paper" shall have the meaning assigned thereto in the UCC.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. paragraph 9601 et seq., and any future amendments.

"Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Agent in its discretion.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

"Collateral" means all properties, rights, interests, and privileges (as described in Section 4.1) from time to time subject to the Liens granted to the Agent, or any security trustee therefor, by the Collateral Documents.

"Collateral Account" is defined in Section 9.4 hereof.

"Collateral Documents" means the Security Agreement, the Mortgage, and all other mortgages, deeds of trust, security agreements, assignment of life insurance, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

"Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited consolidated financial statements of the Borrowers referred to in Section 7.6(a) hereof.

"Consolidated EBITDA" means, with respect to the Borrowers for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income during such period, plus (ii) Consolidated Interest Expense accrued during such period, plus (iii) taxes on income accrued during such period, plus (iv) amortization during such period, plus (v) Depreciation during such period, but excluding non-cash expenses such as environmental accruals and expensing of stock options, adding back cash disbursements to satisfy environmental accruals, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

"Consolidated Fixed Charges" means, with respect to the Borrowers for the period of computation thereof, the sum of, without duplication, (i) Consolidated Interest Expense during such period, plus (ii) current maturities of Consolidated Indebtedness for Money Borrowed actually paid during such period, all determined in accordance with GAAP applied on a Consistent Basis.

"Consolidated Fixed Charge Ratio" means, with respect to the Borrowers for the period of computation thereof, the ratio of (i) Consolidated EBITDA for such period less shareholder/member dividends and distributions, to (ii) Consolidated Fixed Charges for such period.

"Consolidated Indebtedness" means, as of any date on which the amount thereof is to be determined, all Debt of the Borrowers as determined on a consolidated basis.

"Consolidated Indebtedness for Money Borrowed" means, as of any date on which the amount thereof is to be determined, all Indebtedness for Money Borrowed of the Borrowers, excluding for purposes of Section 9.1 the undrawn amount of letters of credit, as determined on a consolidated basis.

"Consolidated Indebtedness to Tangible Net Worth Ratio" means, with respect to the Borrowers for the period of computation thereof, the ratio of (i) Consolidated Indebtedness for such period to (ii) Consolidated Tangible Net Worth.

"Consolidated Interest Expense" means, for any period of computation thereof, the gross interest expense of the Borrowers, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Consolidated Indebtedness to the extent included in gross interest expense, and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

"Consolidated Leverage Ratio" means, as of the last day of any fiscal quarter of the Borrowers, the ratio of the aggregate outstanding principal amount of all Debt of the Borrowers to EBITDA of the Borrowers for the period of four consecutive fiscal quarters then-ended, on a consolidated basis.

"Consolidated Net Income" means, for any period of computation thereof, the consolidated net income of the Borrowers determined in accordance with GAAP applied on a Consistent Basis.

"Consolidated Shareholders' Equity" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of the Borrowers: (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

"Consolidated Tangible Net Worth" means, with respect to the Borrowers as of any date on which the amount thereof is to be determined, Consolidated Shareholders' Equity minus the net book value of all assets of the Borrowers which would be treated as intangible assets determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

"Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP applied on a Consistent Basis, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

(1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

(2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

(3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

(4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

(5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414 of the Code.

"Credit" means any of the Revolving Credit, the Term Credit or the Swing Line.

"Credit Event" means the advancing of any Loan, the continuation or conversion of a Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

"Debt" means, at any time the same is to be determined, the aggregate of all indebtedness of each Borrower on a consolidated basis (without duplication) at such time with respect to (a) borrowed money; (b) the aggregate amount of Capitalized Lease Obligations; (c) all indebtedness secured by any Lien on any Property of each Borrower; (d) all indebtedness representing the deferred purchase price of Property or services, excluding trade payables in the ordinary course of business, (e) letters of credit, and (f) direct guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (a) through (e) above.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"Deposit Accounts" shall have the meaning assigned thereto in the UCC.

"Depreciation" means, with respect to the Borrowers for any period of computation thereof, the aggregate amount of depreciation accrued during such period as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

"Determination Date" means the last Business Day of each fiscal quarter of the Borrowers.

"Eligible Accounts" means those Accounts of each Borrower arising from the sale of goods or services, which goods or services have actually been delivered to the payee therefor, less those Accounts which: (i) remain unpaid more than ninety (90) days after the issue date thereof, unless otherwise agreed to by Agent on a case by case basis; (ii) are disputed or otherwise subject to any setoff, credit allowance or adjustment by the Account Debtor; (iii) arise as a result of an Intercompany Transaction; (iv) are Accounts owing by an Account Debtor which is not Solvent; (v) are Accounts owed by an Account Debtor located outside of the continental United States of America which are not fully secured by a letter of credit or credit insurance acceptable to Agent; (vi) are Accounts owed by the United States of America or any other governmental or quasi-governmental unit, agency or subdivision unless the respective Borrower shall have complied with all applicable federal and state assignment of claims laws, and such Borrower has provided Agent with written evidence satisfactory to Agent of such compliance; or (vii) are otherwise unacceptable to Agent, in its reasonable discretion, all of the foregoing being subject to a valid first priority perfected security interest in favor of Agent subject to Permitted Liens.

"Eligible Chemicals Inventory" means raw materials and finished goods Inventory in Borrowers' chemical divisions that is held for sale in the ordinary course of Borrowers' business, located at one of the locations of Borrowers set forth on Exhibit G, complies with each of the representations and warranties respecting Inventory made by Borrowers in the Loan Documents, and that is not excluded by virtue of the following criteria. An item of Inventory shall not be included in Inventory if (i) a Borrower does not have good, valid and marketable title thereto, (ii) is not located at one of the locations in the United States set forth on Exhibit G or in transit from one such location to another such location; (iii) is not subject to a valid and perfected first priority security interest in the Agent other than a Permitted Lien; (iv) consists of labor or overhead attributable to raw materials or finished goods of inventory owned by third parties, including without limitation "toll" inventory, or (v) consists of goods in possession of third parties on a consignment basis.

"Eligible Line of Business" means any business engaged in as of the date of this Agreement by any Borrower.

"Eligible Metals Inventory" means raw materials and finished goods Inventory in Borrowers' metal divisions that is held for sale in the ordinary course of Borrowers' business, located at one of the locations of Borrowers set forth on Exhibit G, complies with each of the representations and warranties respecting Inventory made by Borrowers in the Loan Documents, and that is not excluded by virtue of the following criteria. An item of Inventory shall not be included in Inventory if (i) a Borrower does not have good, valid and marketable title thereto, (ii) is not located at one of the locations in the United States set forth on Exhibit G or in transit from one such location to another such location; (iii) is not subject to a valid and perfected first priority security interest in the Agent other than a Permitted Lien; (iv) consists of labor or overhead attributable to raw materials or finished goods of inventory owned by third parties, including without limitation "toll" inventory, or (v) consists of goods in possession of third parties on a consignment basis.

"Eligible Work In Process Metals Inventory" means work in process Inventory in Borrowers' metals division.

"Environmental Claim" means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Law" means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

"Equipment" shall have the meaning assigned thereto in the UCC.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

"Event of Default" means any event or condition identified as such in Section 9.1 hereof.

"Federal Funds Rate" means the fluctuating interest rate per annum quoted rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum to the Agent at approximately 10:00 a.m. (Greenville, South Carolina time or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount comparable to the principal amount owed to the Agent for which such rate is being determined.

"Fixtures" shall have the meaning assigned thereto in the UCC.

"Funds Transfer and Deposit Account Liability" means the liability of any Borrower owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of such Borrower now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to a Borrower by any of such Lenders or their Affiliates.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and Public Company Accounting Oversight Board (United States) which are applicable to the circumstances as of the date of determination.

"General Intangibles" shall have the meaning assigned thereto in the UCC.

"Goods" shall have the meaning assigned thereto in the UCC.

"Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as "hazardous" or "toxic" or words of like import pursuant to an Environmental Law.

"Hazardous Material Activity" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

"Hedging Liability" means the liability of any Borrower to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate floor agreements, interest rate exchange agreements, commodity option, commodity forward contract, commodity swap, cap, collar or floor, foreign currency contracts, currency swap contracts, or other similar interest rate, commodity or currency hedging arrangements as any Borrower may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

"Intercompany Transaction" means any Account, Chattel Paper, General Intangible, Instrument, Document or other Debt or obligation arising from business done with or for, or Indebtedness owed between or among any Borrower and any other Borrower or Subsidiary or Affiliate thereof.

"Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of any Borrower for such period determined on a consolidated basis in accordance with GAAP.

"Interest Period" is defined in Section 1.7 hereof.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrowers' internal controls over financial reporting, in each case as described in the Securities Laws.

"Instruments" shall have the meaning assigned thereto in the UCC.

"Inventory" shall have the meaning assigned thereto in the UCC.

"Investment Property" shall have the meaning assigned thereto in the UCC.

"L/C Issuer" means Carolina First Bank.

"L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

"L/C Sublimit" means $2,000,000, as reduced pursuant to the terms hereof.

"Legal Requirement" means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

"Lenders" means and includes Carolina First Bank and Regions Bank, and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

"Lending Office" is defined in Section 10.4 hereof.

"Letter of Credit" is defined in Section 1.3(a) hereof.

"Letter of Credit Rights" shall have the meaning assigned thereto in the UCC.

"LIBOR Rate" means, (i) for any Interest Period of 2, 3 or 6 months, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of a percentage point) for deposits in U.S. dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period, and (ii) for any 1 month Interest Period, the rate per annum, (rounded upwards, if necessary, to the next higher 1/100th of a percentage point) for deposits in U.S. Dollars for a 1 month period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time, on the first (1st) day of the month in which a Borrowing having a 1 month Interest Period is made, and ending on the last day of such month, and adjusted based upon the LIBOR Rate as of the first day of the next succeeding month. If the LIBOR Rate is unavailable for any reason whatsoever, the Agent may, in its reasonable discretion, substitute the Federal Funds Rate plus 20 bp.

"Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

"Loan" means any Revolving Loan, Term Loan or Swing Loan, each of which is a "type" of Loan hereunder.

"Loan Documents" means this Agreement, the Notes, the Applications, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

"Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or a condition (financial or otherwise) of any Borrower or of any Borrower taken as a whole, (b) a material impairment of the ability of any Borrower to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Borrower of any Loan Document or the rights and remedies of the Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means those certain mortgages and deeds of trust dated as of the Closing Date and given to the Agent for the benefit of the Lenders, pledging the real property pledged at as Collateral for the Obligations, together with all improvements situated thereon and all rights, easements and appurtenances associated therewith.

"Notes" means and includes the Revolving Notes, the Term Notes and the Swing Note.

"Obligations" means all obligations of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

"Participating Interest" is defined in Section 1.3(d) hereof.

"Participating Lender" is defined in Section 1.3(d) hereof.

"PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

"Percentage" means for any Lender its Revolver Percentage, or Term Loan Percentage, as applicable; and where the term "Percentage" is applied on an aggregate basis (including, without limitation, Section 11.6) such aggregate Percentage shall be calculated by aggregating the separate components of the Revolver Percentage and the Term Loan Percentage, and expressing such components on a single percentage basis.

"Permitted Acquisition" means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Borrowers shall have provided to the Agent such financial statements for the Acquired Businesses as the Borrower is required to obtain under applicable Securities Laws;

(c) the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, does not exceed $2,000,000 in the aggregate;

(d) if the Total Consideration for the Acquired Business exceeds $1,000,000, then the Borrowers shall have notified the Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and a certificate signed the chief financial officer of the Borrowers showing in reasonable detail compliance on a pro forma basis with the requirements of Sections 8.22, 8.23 and 8.24 hereof for the immediately preceding twelve month period of the Borrowers immediately preceding the date of such Acquisition and the four consecutive fiscal quarters of the Borrowers immediately following the date of such Acquisition;

(e) if the Acquisition involves the merger of any Borrower and another Person, the Borrower shall be the surviving entity or the surviving entity shall become a Borrower hereunder;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and

(g) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 8.22, 8.23 and 8.24 on a pro forma basis.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

"Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Premises" means the real property owned or leased by any Borrower.

"Project Reserve" means a sublimit under the Revolving Credit in the amount of $5,000,000, which may be drawn by the Borrowers only subject to the conditions and terms set forth in Section 7.3 hereof.

"Property" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

"RCRA" means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. paragraph 6901 et seq., and any future amendments.

"Reimbursement Obligation" is defined in Section 1.3(c) hereof.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

"Required Lenders" means, as of the date of determination thereof, Lenders whose outstanding interest in Revolving Loans, interests in Term Loans, interests in Swing Line Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 60% of the sum of the total outstanding interests in Revolving Loans, interests in Term Loans, interests in Swing Line Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders (provided that, for purposes of the foregoing, Unused Revolving Credit Commitments shall include the Project Revenue)..

"Responsible Officers" shall mean the Chief Executive Officer, the Chief Financial Officer or such officers as are designated by such Administrative Borrower in writing from time to time who are reasonably satisfactory to the Agent.

"Revolver Percentage" means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

"Revolving Credit" means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

"Revolving Credit Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $20,000,000 on the date hereof, subject further, to the Project Reserve conditions set forth in Section 7.3 hereof.

"Revolving Credit Termination Date" means December 31, 2010 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 9.2 or 9.3 hereof.

"Revolving Loan" is defined in Section 1.2 hereof.

"Revolving Note" is defined in Section 1.11 hereof.

"S&P" means Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Security Agreement" means that certain Security Agreement dated as of the date hereof between the Borrowers and the Agent for the benefit of the Lenders and substantially in the form of Exhibit H hereto, as hereafter amended, supplemented or replaced from time to time.

"Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of any Borrower or of any of its direct or indirect Subsidiaries.

"Supporting Obligations" shall have the meaning assigned thereto in the UCC.

"Swing Line" means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

"Swing Line Sublimit" means $3,000,000.

"Swing Loan" and "Swing Loans" each is defined in Section 1.14 hereof.

"Swing Note" is defined in Section 1.11 hereof.

"Term Credit" means the credit facility for Term Loans described in Section 1.1(a) hereof.

"Term Credit Termination Date" means December 31, 2010.

"Term Loan" is defined in Section 1.1(a) hereof.

"Term Loan Commitment" means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date, in the aggregate principal amount not to exceed the amount set forth such Lender's name on Schedule 1 attached hereto and made a part hereof. The Borrowers and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $7,000,000 on the date hereof.

"Term Loan Percentage" means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender's Term Loan Commitment.

"Term Note" is defined in Section 1.11 hereof.

"Total Consideration" means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, but excluding any cash proceeds of the issuance and sale of equity securities of a Borrower issued for the purpose of financing such Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the present value (based on a commercially-reasonable discount rate in effect at the time of calculation) of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon a Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at commercially-reasonable rate), but only to the extent not included in clause (a), (b) or (c) above, plus (d) the amount of indebtedness assumed in connection with such Acquisition.

"Total Shareholders' Equity" means, at any time the same is to be determined, the total shareholder's equity of a Borrower and its Subsidiaries which would appear on the balance sheet of such Borrower prepared on a consolidated basis in accordance with GAAP.

"UCC" means the Uniform Commercial Code in effect under the laws of the State of South Carolina, as amended from time to time.

"Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

"Unused Revolving Credit Commitments" means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations, provided that (i) Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Agent for purposes of computing the commitment fee under Section 2.1(a) hereof, and (ii) the Unused Revolving Credit Commitment shall at all times be reduced by the amount of the Project Reserve.

"U.S. Dollars" and "$" each means the lawful currency of the United States of America.

"Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

"Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

"Wholly-owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by a Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Greenville, South Carolina, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers shall be the same as if such change had not been made. No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6. Representations and Warranties.

The Borrowers represent and warrant to the Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing under the laws of its respective State of incorporation or organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by a Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by any Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Agent the Liens described in the Collateral Documents executed by the Borrowers, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Borrowers have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of any Borrower, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Borrower other than the Liens granted in favor of the Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of (a) the Revolving Credit to refinance existing debt, for general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws, and (b) the Term Loans to refinance existing indebtedness of the Borrowers. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of any Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports.  The consolidated balance sheet of the Borrowers and their Subsidiaries furnished to the Lenders in applying for the Loans fairly present the consolidated financial condition of the Borrowers and their Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither any Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since September 30, 2005, there has been no change in the condition (financial or otherwise) or with respect to the assets of any Borrower and its Subsidiaries taken as a whole, except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse, nor has any Internal Control Event occurred since the time such information was furnished.

Section 6.7. Full Disclosure. The written statements and information furnished to the Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or, to the best of each Borrower's knowledge, omit a material fact necessary to make the material statements contained herein or therein not misleading, the Agent and the Lenders acknowledging that as to any projections furnished to the Agent and the Lenders, each Borrower only represents that the same were prepared on the basis of information and estimates such Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. To the best of its knowledge, the Borrowers own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Borrowers have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrowers have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrowers furnished to the Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of any Borrower threatened, against any Borrower or any Subsidiary which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect which is not fully covered by insurance (subject to a deductible of not more than $250,000) for which the insurer has accepted coverage.

Section 6.12. Taxes. All tax returns required to be filed by the Borrowers in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrowers or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Borrower knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of each Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, except in each case where the failure to obtain such authorization, consent, license or exemption or to make such filing or to obtain such approval or consent would not be reasonably expected to have a Material Adverse Effect.

Section 6.14. Affiliate Transactions. No Borrower is a party to any contracts or agreements with any of its Affiliates or Subsidiaries (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company; Public Utility Holding Company. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.16. ERISA. Each Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Borrower has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) Each Borrower is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to its Property or business operations (including, without limitation, Securities Laws, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters as have been disclosed to Agent in writing, each Borrower represents and warrants that: (i) such Borrower, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) such Borrower has obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) such Borrower has not, and has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of such Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) except as in compliance in all material respects with Environmental Laws, none of the Premises contain any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) such Borrower has not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises, except in the normal course of its business and in compliance in all material respects with all applicable Environmental Laws; (vi) such Borrower has no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) such Borrower has not received any written notice of any material Environmental Claim involving it or any of the Premises; (viii) none of the Premises are subject to any, and such Borrower has no knowledge of any imminent, restriction on the transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) to the knowledge of such Borrower, there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Other Agreements. No Borrower is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. Each Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on their business.

Section 6.20. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21. Trade Relations. Except as set forth on Schedule 6.21 hereto and except as in the ordinary course of business, to the knowledge of the Borrowers, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business agreements, contracts or arrangements of the Borrowers (which agreements, contracts or arrangements extend for a period in excess of one (1) year with any material customer, any group of customers, any cooperative marketing association or trade exchange whose purchases, marketing or trade efforts, individually or in the aggregate, are material to the business of any Borrower, and which customers or associations are not readily replaceable in the ordinary course of business.

Section 7. Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) each Borrower shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) excepting Borrowings made under Section 1.14(f) hereof, in the case of a Borrowing the Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Agent shall have received for each Lender this Agreement duly executed by the Borrowers and the Lenders;

(b) the Agent shall have received for each Lender such Lender's duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c) the Agent shall have received the Mortgages and the Security Agreement duly executed by the relevant Borrowers;

(d) the Agent shall have received all other Loan Documents executed by the appropriate party;

(e) the Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Agent as loss payee and additional insured;

(f) the Agent shall have received for each Lender copies of Borrower's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(g) the Agent shall have received for each Lender copies of resolutions of each Borrower's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower's behalf, all certified in each instance by its Secretary or Assistant Secretary;

(h) the Agent shall have received for each Lender copies of the certificates of good standing for each Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(i) the Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

(j) each Lender shall have received a Borrowing Base Certificate and a certificate in the form attached hereto as Exhibit I, containing compliance calculations of the financial covenants as of the date of this Agreement in order to satisfy itself as to the financial condition of each Borrower, and the lack of material contingent liabilities of the Borrower;

(k) the Agent shall have received pay-off and lien release letters from Wells Fargo Foothill, Inc., setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrowers) and containing an undertaking to cause to be delivered to the Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrowers, which pay-off and lien release letters shall be in form and substance acceptable to the Agent;

(l) [Reserved.];

(m) the Agent shall have received for each Lender the favorable written opinion of counsel to each Borrower, in form and substance reasonably satisfactory to the Agent;

(n) the Agent shall be reasonably satisfied with the terms of all material contracts to which each Borrower is or will be subject;

(o) no material litigation or administrative proceeding involving any Borrower shall be pending or, to the knowledge of any Borrower, threatened; and

(p) the Agent shall have received for the account of the Lenders such other agreements, instruments, documents and certificates as the Agent may reasonably request.

Section 7.3 Project Reserve. Notwithstanding anything to the contrary set forth in this Agreement, Project Reserve Borrowings shall be made at the discretion of the Agent and the Required Lenders. As a condition to any such Borrowing the Agent may require the Borrowers to furnish such information and documentation as the Agent may require regarding the uses of funds for such Borrowing.

Section 8. Covenants.

Each Borrower agrees that, so long as any credit is available to or in use by any Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. Each Borrower shall preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. Each Borrower shall preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Borrower shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person except in each case where the failure to take such action would not be expected to have a Material Adverse Effect.

Section 8.3. Taxes and Assessments. Each Borrower shall duly pay and discharge all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Each Borrower shall insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Borrower shall insure such other hazards and risks (including, without limitation, employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. Each Borrower shall, upon the request of the Agent, furnish to the Agent and the Lenders at reasonable and periodic intervals a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. Each Borrower shall maintain a standard system of accounting in accordance with GAAP and shall furnish to the Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of such Borrower as the Agent or such Lender may reasonably request; and without any request, shall furnish to the Agent and the Lenders:

(a) as soon as available, and in any event within 15 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of period end, together with an accounts receivable and accounts payable aging, prepared by the Borrowers and certified by their chief financial officer or another officer of the Borrowers acceptable to the Agent;

(b) as soon as available, and in any event within 45 days after the close of each fiscal quarter of each fiscal year of the Borrowers, a copy of Form 10-Q filed by Synalloy Corporation with the Securities and Exchange Commission prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Agent;

(c) as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrowers, a copy of the Form 10-K filed by Synalloy Corporation with the Securities and Exchange Commission prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Agent; which shall include an unqualified opinion of Dixon Hughes or another firm of independent public accountants of recognized national standing, selected by the Borrowers and reasonably satisfactory to the Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of each Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(d) within the period provided in subsection (c) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(e) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrowers' operations and financial affairs given to it by its independent public accountants;

(f) promptly after the sending or filing thereof, copies of each report filed on Form 8-K, proxy statement, or other filing by Synalloy Corporation with the Securities and Exchange Commission;

(g) promptly after receipt thereof, a copy of each notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrowers or their business;

(h) as soon as available, and in any event prior to the start of the next fiscal year of the Borrowers, a copy of the Borrowers' consolidated and consolidating business plan for the following fiscal year, such business plan to show the Borrowers' projected consolidated and consolidating revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrowers (which shall include a summary of all assumptions made in preparing such business plan);

(i) promptly notify Agent of the occurrence of any Internal Control Event;

(j) promptly after knowledge thereof shall have come to the attention of any Responsible Officer, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or of (ii) the occurrence of any Default or Event of Default hereunder; and

(k) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (c) above, a written certificate in the form attached hereto as Exhibit I signed by the chief financial officer of the Borrowers or another officer of the Borrower reasonably acceptable to the Agent to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrowers to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.22 through 8.24 hereof.

Section 8.6. Inspection. Each Borrower shall permit the Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and independent public accountants (and by this provision each Borrower hereby authorizes such accountants to discuss with the Agent and such Lenders the finances and affairs of such Borrower) at such reasonable times and intervals as the Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrowers.

Section 8.7. Borrowings and Guaranties. No Borrower shall issue, incur, assume, create or have outstanding any Debt, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrowers owing to the Agent and the Lenders (and their Affiliates);

(b) Debt listed on Schedule 8.7(b) outstanding on the date of this Agreement;

(c) obligations of the Borrowers arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) indebtedness from time to time owing by any Subsidiary or Affiliate to any Borrower arising from intercompany advances permitted by Section 8.9(f)(i) hereof;

(f) Debt of the Borrowers not otherwise permitted by this Section in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(g) A guarantee by a Borrower of liability incurred by another Borrower in the ordinary course of business and otherwise permitted hereunder.

Section 8.8. Liens. No Borrower shall create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings and, in the case of such Liens securing obligations that exceed $100,000 individually or in the aggregate, such proceedings prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(h) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrowers secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;

(d) any interest or title of a lessor under any operating lease;

(e) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; and

(f) Liens existing on the date hereof and listed on Schedule 8.8(f) and any replacements, extensions and refinancings thereof;

(g) Liens securing purchase money indebtedness; and

(h) the Liens granted in favor of the Agent pursuant to the Collateral Documents.

Section 8.9. Investments, Acquisitions, Loans and Advances. No Borrower shall directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper of the Agent and in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) (i) investments, loans and advances at any time made from time to time by any Borrower to any one or more of its Subsidiaries or Affiliates in the ordinary course of business to finance working capital needs, and (ii) investments, loans and advances made from time to time by a Borrower in its Subsidiaries, all of which has been subordinated to the Loans;

(g) Permitted Acquisitions; and

(h) investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. No Borrower shall be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrowers to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into Borrower, provided that, in the case of any merger involving a Borrower, such Borrower is the corporation surviving the merger;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property, other than in the ordinary course of business, that, in the reasonable business judgment of any Borrower has become obsolete or worn out;

(f) [Reserved];

(g) sales that are part of a sale and leaseback permitted by this Agreement; and

(h) the sale, transfer, lease or other disposition of Property of any Borrower aggregating for the Borrowers during any fiscal year of the Borrowers not more than an amount equal to $2,000,000.00 in the aggregate among all Borrowers during any 12 month period;

(i) the sale of the Borrowers' real property and plant, property and equipment located in Augusta, Georgia or Greensboro, North Carolina.

So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrowers, the Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

Section 8.11. Maintenance of Subsidiaries. Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(c) above.

Section 8.12. [Reserved].

Section 8.13. ERISA. Each Borrower shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property or to have a Material Adverse Effect. Each Borrower shall, and shall cause each Subsidiary to, promptly notify the Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) Each Borrower shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 8.14(a) above, each Borrower at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business; (vii) within 10 Business Days notify the Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the affected Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Substance or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Borrower's or any Subsidiary's interest therein; (x) promptly, at the request of the Agent, provide or otherwise make available to the Agent any reasonably requested environmental record concerning the Premises which any Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law unless contested or negotiated in good faith by the affected Borrower or any Subsidiary with the appropriate governmental authority.

Section 8.15. Burdensome Contracts With Affiliates. No Borrower shall enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16. No Changes in Fiscal Year. The fiscal year of each Borrower ends on the Saturday closest to December 31 of each year; and no Borrower shall change its fiscal year from its present basis.

Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the affected Borrower shall provide the Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.18. Change in the Nature of Business. No Borrower shall engage in any business or activity if as a result the general nature of the business of such Borrower would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19. Use of Loan Proceeds. The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20. No Restrictions. Except as provided herein, no Borrower shall directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any of its Subsidiaries to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Borrower, (b) pay any indebtedness owed to the Borrower, (c) make loans or advances to the Borrower or any Subsidiary, (d) transfer any of its Property to the Borrower or any Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Agent as required by the Loan Documents.

Section 8.21. Capital Expenditures. No Borrower shall incur Capital Expenditures during any fiscal year of the Borrowers in an amount in excess of the sum of $5,000,000 in the aggregate among all of the Borrowers, net of any proceeds of sale of any capital asset of Borrowers.

Section 8.22. Consolidated Fixed Charge Ratio. Beginning with fiscal quarter ending December 31, 2005, the Borrowers shall maintain a Consolidated Fixed Charge Ratio of not less than 1.75 to 1.0, tested quarterly.

Section 8.23. Consolidated Tangible Net Worth. Beginning with fiscal quarter ending December 31, 2005, the Borrowers shall maintain a Consolidated Tangible Net Worth of not less than $33,000,000.00, to be increased annually by fifty percent (50%) of Consolidated Net Income as of each anniversary thereof, based upon such prior year's Consolidated Net Income, tested quarterly.

Section 8.24. Consolidated Indebtedness to Tangible Net Worth Ratio. Beginning with fiscal quarter ending December 31, 2005, the Borrowers shall maintain a Consolidated Indebtedness to Tangible Net Worth Ratio of not greater than 1.30 to 1.0, tested quarterly.

Section 8.25. Sale and Leaseback Transactions. No Borrower shall, directly or indirectly, enter into any arrangement with any Person providing for a Borrower to lease or rent Property that such Borrower has or will sell or otherwise transfer to such Person (a "Sale and Leaseback"), unless the aggregate net cash proceeds of all such Sale and Leasebacks in any fiscal year of the Borrowers in the aggregate are less than $1,000,000.

Section 8.26. Speculative Hedging Transactions. No Borrower will enter into any agreement of the type described in the definition of the term "Hedging Liability" contained in Section 5.1 of this Agreement that is not in the ordinary course of business or is not intended to hedge existing business risks or that is entered into for the purpose of speculation.

Section 9. Events of Default and Remedies.

Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

(a) (i) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or (ii) default in any payment of interest or of any Reimbursement Obligation or of any fee or other Obligation payable hereunder or under any other Loan Document when due and such default shall continue unremedied for five days after notice from the Agent;

(b) default in the observance or performance of any covenant set forth in Sections 8.10, 8.22, 8.23 or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any covenant set forth in Sections 8.5, 8.7, 8.8, 8.9 or 8.11 hereof which is not remedied within 5 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrowers or (ii) written notice thereof is given to the Borrowers by the Agent;

(d) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrowers or (ii) written notice thereof is given to the Borrowers by the Agent;

(e) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(f) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof;

(g) default shall occur under any Debt issued, assumed or guaranteed by any Borrower aggregating in excess of $250,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Debt (whether or not such maturity is in fact accelerated), or any such Debt shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(h) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrowers, or against any of its Property, in an aggregate amount in excess of $250,000 among all Borrowers and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(i) any Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000.00 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000.00 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j) [Reserved];

(k) any Borrower or any Subsidiary or Affiliate shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(l) hereof; or

(l) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower, or any substantial part of any of its Property, or a proceeding described in Section 9.1(k)(v) shall be instituted against any Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (k) or (l) of Section 9.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrowers: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately pay to the Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrowers pursuant to Section 9.1(c) or (d) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (k) or (l) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Collateral Account") as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrowers, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuer, the Agent or the Lenders; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall release to the Borrowers any remaining amounts held in the Collateral Account.

Section 9.5. Notice of Default. The Agent shall give notice to the Borrowers under Section 9.1(c) or (d) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6. Expenses. The Borrowers agree to pay to the Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Agent and such Lender or any such holder, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default by the Borrowers hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrowers as a debtor thereunder).

Section 10. Change in Circumstances.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and such Lender's obligations to make or maintain Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Loans. The Borrowers shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of the affected Loans from such Lender by means of another interest rate Loans from such Lender, which Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. [Reserved].

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender's principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrowers shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrowers and the Agent.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Loans shall be made as if each Lender had actually funded and maintained each Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan's Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11. The Agent.

Section 11.1. Appointment and Authorization of Agent. Each Lender hereby appoints Carolina First Bank as the Agent under the Loan Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Affiliate of the Borrowers as if it were not the Agent under the Loan Documents. The term "Lender" as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender. References in Section 1 hereof to the Agent's Loans, or to the amount owing to the Agent for which an interest rate is being determined, refer to the Agent in its individual capacity as a Lender.

Section 11.3. Action by Agent. If the Agent receives from the Borrowers a written notice of an Event of Default pursuant to Section 8.5 hereof, the Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrowers. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (a) with the consent or at the request of the Required Lenders or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrowers or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrowers and their Subsidiaries, and the Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Agent's rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender's execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom any Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate's right to share in payments and collections out of the Collateral as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as "syndication agents," "documentation agents," "arrangers," or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release Liens and Limit Amount of Certain Claims. The Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of any Borrower that is the subject of a disposition which is permitted by this Agreement or which has been consented to in accordance with Section 13.13. The Agent is further irrevocably authorized by each of the Lenders to reduce or limit the amount of the Obligations secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar taxes.

Section 12. [Reserved].

Section 13. Miscellaneous.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrowers under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrowers are domiciled, any jurisdiction from which the Borrowers make any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrowers shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrowers shall reimburse the Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrowers pay any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrowers and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrowers in a written notice, directly or through the Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrowers or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers or the Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrowers and Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrowers agree to pay on demand any documentary, stamp, recording or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrowers given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrowers to:

Synalloy Corporation

2155 West Croft Circle

P.O. Box 5627

Spartanburg, SC 29304

Attention: Chief Financial Officer

Telephone: 864-596-1535

Telecopy: 864-596-1501

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrowers may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrowers authorize each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrowers, provided that such participant or prospective participant agrees to keep such information confidential.

Section 13.12. Assignments. (a) Each Lender shall have the right at any time, with the prior consent of the Agent and, so long as no Event of Default then exists, the Borrowers (which consent of the Borrowers shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender's rights and obligations under the Loan Documents; provided, however, that, (i) prior to any such assignment, the affected Lender shall offer to the Agent a right of first refusal for the Loans or portion of the Loans to be assigned, on substantially the same terms as offered to the prospective transferee, which right of first refusal the Agent shall accept in writing within ten (10) Business Days of its receipt of notice or else the Agent shall be deemed to have declined the assignment, and (ii) except as otherwise agreed by the Borrowers and the Agent, in order to make any such assignment (A) unless the assigning Lender is assigning all of its Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit Obligations, the assigning Lender shall retain at least $5,000,000 in unused Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit, (B) each assignment shall be in an amount of $1,000,000 and in integral amounts of $500,000 thereafter except for (x) assignments to Affiliates of the assigning Bank and (y) assignments from one Bank to another, (C) the assignee Lender shall have Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit of at least $5,000,000, (D) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit J or in such other form acceptable to the Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Agent and, if required as provided above, the Borrowers, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Revolving Credit Commitments of the assigning Lender to be assumed by the assignee Lender, and (E) the assigning Lender shall pay to the Agent a processing fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with any such assignment agreement. Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrowers shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Loans (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute "Notes" for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrowers its old Notes. The Borrowers authorize each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary, provided that such purchaser or prospective purchaser agrees to keep such information confidential.

(b) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) change any Commitment or Percentage of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, increase the aggregate Revolving Credit Commitments of the Lenders, change the definition of Required Lenders, change the financial covenants set forth in Sections 8.22, 8.23 or 8.24, change the definition of Borrowing Base, change the definition of Applicable Rate, change the provisions of this Section 13.13, release the obligations of the Borrowers or any material part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; provided, further, notwithstanding the provisions set forth above no Lender consent shall be required in connection with the release of any Liens on Property sold by the Borrowers if such sale is permitted pursuant to Section 8.10 hereof or has been consented to pursuant to this Section 13.13.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrowers agree to pay all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent not to exceed $30,000, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrowers further agree to indemnify the Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Agent or a Lender at any time, shall reimburse the Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

(b) The Borrowers unconditionally agree to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by any Borrower or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Borrower or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrowers, whether or not matured, against and on account of the Obligations of the Borrowers to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Any Lender that set-offs or applies any such amount shall notify the Borrowers of such act promptly after it is taken, but any Lender's failure to give such notice shall not create any liability to any of the Lenders.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of South Carolina.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Borrower or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Agent or any Lender may have received hereunder shall, at the option of the Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Borrower or endorser shall have any action against the Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.

Section 13.21. Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22. Lender's Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. Confidentiality. Agent and each Lender agree to keep all financial reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrowers that Agent and any Lender may make disclosures (i) to counsel for and other advisors, accountants, and auditors to Lenders, (ii) reasonably required by any bona fide potential or actual assignee or participant in connection with any contemplated or actual assignment or transfer by a Lender of an interest herein or any participation interest in such Lender's rights hereunder, (iii) of information that has become public by disclosures made by Persons other than Agent or any Lender, its Affiliates, assignees, transferees, or participants, or (iv) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, Agent or the affected Lender shall notify Borrowers of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; provided further, that any disclosures pursuant to the preceding clauses (i) and (ii) shall be made subject to the recipient of the disclosures agreeing to be bound by the confidentiality provisions hereof.

Section 13.24 Synalloy as Administrative Borrower. Each Borrower hereby irrevocably appoints Synalloy Corporation as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent and Lenders with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither Agent nor any Lender shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided, (b) Agent's or any Lender's relying on any instructions of the Administrative Borrower, or (c) any other action taken by Agent or any Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to Agent, any Lender or any Affiliate, officer, director, agent or employee thereof under this Section 13.24 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Person.

Section 13.25. USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.107-56 assigned into law October 26, 2001) (the "Act"), is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that would allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Act.

Section 13.26. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for South Carolina and of any South Carolina State court sitting in the City of Greenville for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowers, the Agent, and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

[SIGNATURES OMITTED]

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of _____________, 2005 among Synalloy Corporation, et al., the Lenders party thereto, and Carolina First Bank, as Agent (the "Credit Agreement"). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay their Reimbursement Obligation in the amount of $____________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

[SIGNATURES OMITTED]

Exhibit B

Notice of Borrowing

Date: , ____

To: Carolina First Bank, as Agent for the Lenders parties to the Credit Agreement dated as of ___________, 2005 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), among Synalloy Corporation, et al., certain Lenders which are signatories thereto, and Carolina First Bank, as Agent.

Ladies and Gentlemen:

The undersigned, Borrowers (the "Borrowers"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is being advanced under the Revolving Credit.

4. The duration of the Interest Period for the Loans included in the Borrowing shall be ____________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrowers contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

      no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

[SIGNATURES OMITTED]

Exhibit C

Notice of Continuation/Conversion

Date: ____________, ____

To: Carolina First Bank, as Agent for the Lenders parties to the Credit Agreement dated as of ______________, 2005 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Synalloy Corporation, et al., certain Lenders which are signatories thereto, and Carolina First Bank, as Agent.

Ladies and Gentlemen:

The undersigned Borrowers (the "Borrowers"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is __________, ____.

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $______________.

3. The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrowers contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

      no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[SIGNATURES OMITTED]

Exhibit D-1

Revolving Note

U.S. $_______________ ____________, ______

For Value Received, the undersigned Borrowers (the "Borrowers"), hereby promise to pay, jointly and severally, to the order of ____________________ (the "Lender") on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Carolina First Bank, as Agent, in Greenville, South Carolina, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of _____________, 2005, among the Borrowers, Carolina First Bank, as Agent, and the Lenders party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of South Carolina.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

[SIGNAURES OMITTED]

Exhibit D-2

Swing Note

U.S. $_____________ ____________, ___

For Value Received, the undersigned, Borrowers (the "Borrowers"), hereby promise to pay, jointly and severally, to the order of ___________________ (the "Lender") on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Carolina First Bank, as Agent, in Greenville, South Carolina, in immediately available funds, the principal sum of ________________________ Dollars ($___________) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of _____________, 2005, among the Borrower, the Lenders party thereto, and Carolina First Bank, as Agent for the Lenders (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of South Carolina.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[SIGNATURES OMITTED]

Exhibit D-3

Term Note

U.S. $_______________ ____________, ______

For Value Received, the undersigned Borrowers (the "Borrowers"), hereby promise to pay, jointly and severally, to the order of ____________________ (the "Lender") on the Term Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Carolina First Bank, as Agent, in Greenville, South Carolina, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of _____________, 2005, among the Borrowers, Carolina First Bank, as Agent, and the Lenders party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of South Carolina.

This Note shall be repaid in accordance with the terms of the Credit Agreement.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

[SIGNAURES OMITTED]

Exhibit E

Authorized Representative Certificate

(See Resolutions)

UNANIMOUS CONSENT

OF THE BOARD OF DIRECTORS

OF SYNALLOY CORPORATION

The undersigned, being all the Directors of Synalloy Corporation, a Delaware corporation, do hereby take the following actions by unanimous consent in lieu of a meeting and adopt the following resolutions in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

RESOLVED, That the Company approves the entering into of a Senior Credit Facility with Carolina First Bank (and a financial institution acceptable to the Company) in the principal amount of $27 million on the terms and conditions generally set forth in the attached Summary of Terms & Conditions. As security for such Senior Credit Facility, the Company will pledge as collateral certain of its assets as set forth in the Security section of the attached Summary and agrees to the guarantee of the obligations owed under the Senior Credit Facility by the subsidiaries of the Company.

BE IT FURTHER RESOLVED, That the Vice President, Finance of the Company is authorized (1) to execute and deliver on behalf of the Company a loan agreement, notes, collateral documentation and other documents as may be necessary to effectuate this Senior Credit Facility on the terms generally set forth in the attached Summary, together with such changes and modifications as such officer shall determine to be in the interests of the Company and its subsidiaries, and (2) to approve the involvement of a second financial institution as a lender under the Senior Credit Facility.

We direct this consent be filed with the Minutes of the meetings of the Board of Directors of the Company.

Dated: October 25, 2005

[SIGNATURES OMITTED]

Exhibit F

Borrowing Base Certificate

(See Attached)

Carolina First Bank, as Agent

Borrowing Base Certificate

Synalloy Corporation Date:

2155 West Croft Circle Period Ending Date:

Spartanburg, SC 29302

        SEGMENT Bristol Metals Bristol Metals Chemical Segment TOTALS

        Accounts Receivable

        Gross AR per Aging $ - $ - $ -

        Less Non-Primes:
Excess Aging (>90 days)	-	-	-
Credits In Excess Aging	-	-	-
Intercompany	-	-	-
Unapplied Cash	-	-	-
	-	-	-
Total Non Primes	-	-	-

        Eligible AR -

        Advance Rate 85.00% 85.00%

        Available A/R $ - $ - $

        Finished Goods & Finished Goods &

        Raw Materials Work-In-Process Raw Materials

$ -	$ -	$ -	$ -

        Less Non-Primes:
Market Reserves	-	-	-	-
Other Reserves	-	-	-	-
Consigned	-	-	-	-
Paid By Customer	-	-	-	-

Total Non-Primes	-	-	-	-

            Eligible Inventory - - - -

Advance Rate 60.00% 30.00 50.00%

$ -

SS WIP Limitation

Available Inventory $ - $ - $ - $ -

Exhibit G

Eligible Chemicals Inventory Locations and

Eligible Metal Inventory Locations

See Attached

Exhibit G

Eligible Chemicals Inventory Locations

Synalloy Corporation

2155 West Croft Circle

Spartanburg, SC 29302

Manufacturers Chemicals, L.P.

4325 Old Tasso Road

Cleveland, TN 37312

Manufacturers Chemicals, L.P.

1330 Coronet Drive

Dalton, GA 30720

Organic Pigments Corporation

209 King Street

Greensboro, NC 27406

Eligible Metals Inventory Locations

Bristol Metals, L.P.

390 Bristol Metals Road

Bristol, TN 37620

Exhibit H

Security Agreement

SECURITY AGREEMENT

THIS SECURITY AGREEMENT ("Agreement"), dated effective as of December 13, 2005, by and among Synalloy Corporation, Bristol Metals, L.P., Synalloy Metals, Inc., Manufacturers Soap & Chemical Company, Manufacturers Chemical, L.P., Metchem, Inc., and Organic-Pigments Corporation (collectively hereinafter referred to as "Debtor") and Carolina First Bank, 104 South Main Street, Greenville, South Carolina 29601 (hereinafter referred to as "Agent"), as agent for itself and other lenders (the "Lenders") named in that certain Credit Agreement dated of even date herewith among Synalloy Corporation, Bristol Metals, L.P., Manufacturers Chemical, L.P., Agent, Lenders named therein, and other parties named therein (the "Loan Agreement"). (The designation Debtor, and Agent as used herein shall include said parties, their successors and assigns, and shall include singular, plural, masculine, feminine, or neuter as required by context). All capitalized terms used, but not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

RECITAL OF PURPOSE

This Agreement is executed in contemplation of (i) the Lenders extending to Synalloy Corporation, Bristol Metals, L.P., Synalloy Metals, Inc., Manufacturers Soap & Chemical Company, Manufacturers Chemical, L.P., Metchem, Inc., and Organic-Pigments Corporation, jointly and severally, credit under that certain $7,000,000.00 term loan, and (ii) the Lenders extending to Synalloy Corporation, Bristol Metals, L.P., Synalloy Metals, Inc., Manufacturers Soap & Chemical Company, Manufacturers Chemical, L.P., Metchem, Inc., and Organic-Pigments Corporation, jointly and severally, credit under that certain $20,000,000.00 revolving line of credit, from time to time, (all of the aforementioned, collectively, the "Loans" and all of the aforementioned borrowers, collectively, the "Borrower") pursuant to the Loan Agreement. All advances under the Loans and all existing credit arrangements and future extensions of credit of any kind or nature whatsoever, however and whenever arising, whether direct or contingent, by Lenders or Agent to Borrower, or any one or more of them, and any other Obligations to Lenders or Agent from Borrower, or any one or more of them, shall be secured by the security interest granted under this Agreement.

SECURITY INTEREST

The Debtor hereby grants to the Agent a first priority perfected security interest in the items of Collateral shown on Schedule A attached hereto (the "Collateral"), whether now owned or hereafter acquired, wherever located. Debtor hereby acknowledges that Lenders and Agent would be unwilling to extend the Loans to Borrower without this Agreement.

OBLIGATIONS SECURED

The security interest granted secures all existing and future obligations of Borrower, or any of them, to the Lenders and Agent or any of their respective assignees and participants including, but not limited to, the Loans, any now existing or hereafter arising promissory notes of any one or more of the Borrower to any Lender or Agent, hedge agreement, swap agreements, or other interest rate protection agreement entered into between Borrower, or any one or more of them, and any Lender or Agent, or any affiliate thereof, whether now existing or hereafter entered into, including but not limited to, any agreement providing for an interest rate or commodity swap, cap, floor, or collar, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any one or more Borrower's exposure to fluctuations in interest rates (a "SWAP"), guarantees, loan agreements, open accounts, extensions under lines of credit, the payment for all goods, and the performance of all now existing or hereafter arising obligations owing by such Borrower to the Lenders (collectively, "Obligations"). This Agreement shall continue until the filing of a termination statement of record, notwithstanding the fact that from time to time any one or more of the Borrower may not be indebted to any Lender or the Agent.

UCC FINANCING STATEMENTS

Debtor hereby authorizes Agent to prepare and file any financing statements Agent deems necessary to perfect its first priority security interests in the Collateral pledged hereby and any continuation statements or amendments it deems necessary to protect or continue such security interests. Debtor agrees that a carbon, photographic or other reproduction of this Agreement with respect to the Collateral shall be sufficient as a financing statement and may be filed as such by Agent and that Agent may exercise any financing statement filed pursuant to this paragraph either in its own name or in that of Debtor.

USE AND DISPOSITION OF COLLATERAL

Until an Event of Default hereunder, the Debtor may use the Collateral in any lawful manner not inconsistent with this Agreement, the Loan Agreement or with the terms or conditions of any policy of insurance thereon and also may sell or otherwise dispose of the Collateral in the ordinary course of business as permitted in the Loan Agreement. A sale in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt. Except for sales or other dispositions in the ordinary course of business or as otherwise provided in the Agreement, the Debtor shall not sell, encumber, or in any manner dispose of any of the Collateral, unless consented to by the Agent in writing.

The Agent at all times, following reasonable notice and during normal business hours, shall have a license to enter upon any premises where any tangible items of Collateral are located or where any record of an intangible item of Collateral may be maintained, and in connection therewith, the Debtor assigns to the Agent all right, title and interest of the Debtor in and to any leases or other agreements between the Debtor and various persons having in their possession any or all of the Collateral, and such persons may rely upon this Agreement or a copy hereof as authority of the Agent for entry upon said premises to the same extent and for the same purpose as the Debtor may enter thereupon. Notwithstanding the assignment of all right, title and interest of the Debtor in and to such agreements, the Debtor agrees to remain bound to the party having possession of the Collateral for the performance of all obligations with respect to such Collateral, and the entry of the Agent under the terms of this Agreement upon such premises shall not constitute an acceptance by the Agent of any obligation of the Debtor to any person having possession of such Collateral.

LEASE OF RECORDS

Debtor hereby leases to Agent, and Agent hires from Debtor, for a term which shall be effective so long as the Loans or other Obligations secured hereby are owing to the Agent by Debtor and until Debtor has no further obligation to Agent under the Loan Agreement or any other Loan Document, all of Debtor's present and future books of Accounts, computer printouts, magnetic, digital and laser tapes and disks, computer and electronic storage media, computer software programs, trial balance records, ledgers and cabinets in which they are located, reflected or maintained, in any way relating to the Collateral, and all present and future supporting evidence and documents relating thereto in the form of written applications, credit information, account cards, payment records, trial balances, correspondence, delivery receipts, certificates and the like, as well as the past and current information stored in computer software programs for and on Debtor's behalf by third parties. If an Event of Default occurs, then, in addition to all of the other rights and remedies of Agent herein, Agent will have the right forthwith or at any time thereafter to remove from Debtor's premises, or any other location, all of the foregoing and keep and retain the same in Agent's possession until the Loans and other Obligations secured hereby shall have been fully paid and discharged and the Agent has no further obligation under the Loan Agreement. The provisions of this paragraph shall not be deemed to diminish or contravene the security interest of Agent in Debtor's General Intangibles or in the property, materials, and interests described in this paragraph but shall be deemed to be in addition to any rights Agent may have with respect to Debtor's grant of a security interest in its General Intangibles to the Agent.

LICENSE OF RIGHTS

Agent is hereby granted a license or other right to use, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter or any property of a similar nature as it pertains to the Collateral, in advertising for sale and in selling any Collateral, and Debtor's rights under all licenses and all franchise agreements shall inure to Agents benefit.

SPECIAL PROVISIONS REGARDING EQUIPMENT

Part of the Equipment pledged by this Agreement may constitute motor vehicles and other vehicles subject to registration under the motor vehicle title registration statutes of South Carolina or other states, and with respect to which the security interest of Agent therein is required to be registered on the vehicle title certificate. If requested by Agent, Debtor agrees to execute and deliver on a timely basis all such title certificates and instruments as shall be necessary to convey to the Agent a first priority perfected security interest in all such motor vehicles and other Equipment.

Part of the Equipment may be affixed to real estate owned or leased by Debtor and may constitute fixtures under the Uniform Commercial Code. Debtor agrees that any such fixtures located on real property mortgaged to Agent shall be included within the meaning of Equipment as used and defined herein and that Agent is hereby granted a security interest in and a lien upon such fixtures.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Debtor represents, warrants and covenants as follows:

    Subject to any limitations stated in writing herein or in connection herewith, all information furnished by the Debtor to Agent or the Lenders concerning the Collateral was, is, or will be at the time the same is furnished, accurate and complete in all material respects.

    The Debtor has good and marketable title to the Collateral free and clear of all liens, security interests or encumbrances.

    The offices where the Debtor keeps its records concerning the Collateral are located at the Debtors' principal places of business as set forth on Exhibit A. The Debtor will not remove any such records from the Debtor's principal places of business without the written consent of the Agent.

    Synalloy Corporation and Metchem, Inc. are corporations organized and existing and in good standing under the laws of the State of Delaware. Bristol Metals, L.P. and Manufacturers Chemicals, L.P. are limited partnerships organized and existing and in good standing under the laws of the State of Tennessee. Synalloy Metals, Inc. and Manufacturers Soap & Chemical Company are corporations organized and existing and in good standing under the laws of the State of Tennessee. Organic-Pigments Corporation is a corporation organized and existing and in good standing under the laws of the State of North Carolina. Debtor will not change its state of organization without 30 days prior written notice to the Agent.

    The Collateral is used for business purposes.

    The Debtor is authorized to execute and deliver this Agreement and incur the Obligations, which it secures and will secure; and this Agreement and the Obligations do not conflict with any provisions of any existing indenture, contract or agreement of the Debtor.

    The Collateral currently is situated at the locations on Exhibit A attached hereto and incorporated herein by reference. Except as otherwise permitted hereunder, the Debtor will not remove any of the Collateral from the location described on Exhibit A without the written consent of the Agent except in the ordinary course of business as herein elsewhere provided.

    The Debtor covenants that, except in the ordinary course of business or as otherwise permitted hereunder or under the Loan Agreement, the Collateral will not be transferred, voluntarily or involuntarily, without the Debtor's giving prior written notice to the Agent.

    The Debtor covenants that the Collateral will not be used in violation of any federal, state or local statute, law or ordinance.

    Debtor agrees to execute all such further writings, documents and instruments and to do all such things and acts as may be necessary or appropriate or as may be reasonably requested by the Agent to implement and carry out the provisions of this Agreement. Without limiting the generality of the foregoing, where any of the Collateral may be perfected by possession, and where the Agent in the exercise of its discretion determines to perfect by that method, Debtor agrees to do all such things as may be necessary to place the Collateral in the control and custody of Agent.

    Debtor shall promptly notify Agent should Debtor obtain any "commercial tort claim" (as defined in the Code) and take such steps as may be requested by Agent to further evidence and perfect Agent's security interest in the same.

    TAXES, ASSESSMENTS AND GOVERNMENTAL CHARGES

    Debtor hereby warrants that there are currently no past-due taxes, assessments or governmental charges of any kind, which are owing by it on any of the Collateral. The Debtor covenants that it will pay promptly when due all taxes, assessments, and governmental charges imposed upon it or its properties, including without limitation, real and personal property taxes and use taxes. Additionally, on the demand of Agent, Debtor will pay any and all taxes, charges and fees arising in relation to or stemming from the creation, perfection, preservation and continuation of any security interest in the Collateral, whenever arising.

    INDEMNIFICATION

    In the event any governmental body, instrumentality, entity or agency determines at any time that any tax, charge, fee and/or penalty is due and owing with regard to the creation, perfection, preservation, or continuation of the security interest intended to be created hereunder or assesses such amounts against Agent or Debtor, Agent may pay such tax, fee, charge and/or penalty on behalf of Debtor or require Debtor to pay such tax, fee, charge and/or penalty in full on demand. In the event Agent pays such tax, fee, charge and/or penalty on behalf of Debtor, Debtor hereby agrees to indemnify Agent in full for any such amounts and any costs, fees or charges related thereto, including, without limitation any and all attorney fees or other legal costs. Any such taxes, fees, charges and/or penalties paid by Agent hereunder shall be deemed an advance secured by the Collateral until paid in full and shall be afforded the same protection as advances made under any loan secured by this Agreement.

    MAINTENANCE AND PRESERVATION OF COLLATERAL

    The Debtor will maintain and preserve the Collateral in good order and condition and will not permit the Collateral to be wasted or destroyed. The Debtor will use all reasonable and diligent efforts to collect all accounts receivable and notes receivable when due. Additionally, on demand of Agent, the Debtor will pay any and all taxes, charges and fees arising in relation to or stemming from the creation, perfection, preservation and continuation of any security interest in the Collateral, whenever arising.

    NO OTHER SECURITY INTEREST OR FINANCING STATEMENTS

    Except with the prior written consent of the Agent as set forth on Schedule B hereto, or otherwise permitted under the Loan Agreement, the Debtor will not permit or suffer to exist any other security interest in or lien upon the Collateral or any financing statement covering the Collateral to be on file in any public office except those in favor of Agent or those approved by Agent prior to the date hereof. The Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein. The Agent, however, may contest any claims made against the Debtor in the name of the Debtor wherein the security hereunder would by an adverse decision be impaired, and the Agent may charge to the Debtor its expenses in defending any such claims.

    INSURANCE

    Debtor will keep the Collateral insured in amounts with companies, and against such risks as provided in the Loan Agreement.

    RECORDS, REPORTS, EXAMINATIONS, INSPECTIONS, ETC.

    Debtor will at all times keep accurate and complete records of the Collateral, and the Agent or its agents shall have the right to call at Debtor's place or places of business as provided in the Loan Agreement.

    COSTS AND EXPENSES PAID BY AGENT

    In the event Agent determines that Debtor does not maintain insurance on the Collateral as required by this Agreement or any other Loan Document, at its option, Agent may pay for insurance on the Collateral. Further, Debtor hereby agrees that at its option, the Agent may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Agent, on demand, for any payment made or expense incurred by Agent pursuant to the foregoing authorization, including, without limitation, attorney's fees. Any payment so made or expense so incurred by the Agent shall be added to the indebtedness of the Debtor to the Agent and shall be secured by this Agreement until paid in full.

    ATTORNEY IN FACT

    Debtor hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Debtor's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, during such time as an Event of Default shall have occurred and is continuing, without notice to Debtor and in either Debtor's or Agent's name, but at the cost and expense of Debtor:

    At such time or times hereafter as Agent, in its sole discretion, may determine, endorse Debtor's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control; and

    At such time or times as Agent or its agent in its sole discretion may determine: (i) settle, adjust, compromise, discharge or release any of the Collateral; (ii) sell or collect any of the Collateral upon such terms, and for such amounts and at such time or times as Agent deems advisable; (iii) take possession, in any manner, of any item of payment or proceeds relating to any Collateral and apply the same to the Obligations; (iv) prepare, file and sign Debtor's name to a proof of claim in bankruptcy or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (v) receive, open and dispose of all mail addressed to Debtor and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vi) execute in Debtor's name or in Agent's name U.C.C. financing statements and other instruments evidencing the pledge of the Collateral to Agent for filing with various governmental entities; (vii) endorse the name of Debtor upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent or any other Agent on account of the Obligations; (viii) endorse the name of Debtor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral and to which Debtor has access; (x) make and adjust claims under policies of insurance; and (xi) for and in the name of Debtor to give instructions and direct any bank or financial institution in which proceeds of the Collateral are deposited to turn over said proceeds to Agent; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Debtor's obligations under this Agreement.

    WAIVER

    Debtor hereby releases and waives any and all actions, claims, causes of action, demands and suits which it may ever have against the Agent as a result of any possession, collection, settlement, compromise or sale by Agent of any of the Accounts upon the occurrence of an Event of Default hereunder, notwithstanding the effect of such possession, collection, settlement, compromise or sale upon the business of Debtor. Said waiver shall include all causes of action and claims which may result from the exercise of the power of attorney conferred upon Agent hereinafter excluding those resulting from gross-negligence or intentional malfeasance of Agent. The failure at any time or times hereafter to require strict performance by Debtor of any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement, document or instrument now or hereafter executed by Debtor, and delivered to the Agent, shall not waive, affect, or diminish any right of the Agent thereafter to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions contained in such agreements, documents or instruments, and any waiver of default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same are of a different type. None of the warranties, conditions, provisions and terms contained in the Agreement or any other agreement, document or instrument now or hereafter executed by Debtor and delivered to the Agent shall be deemed to have been waived by any act or knowledge of the Agent, its agents, representatives, officers or employees, but only by an instrument in writing signed by an officer of the Agent and directed to the Debtor specifying such waiver.

    EVENTS OF DEFAULT

    There shall be a default under this Agreement upon the happening on any of the following events (each an "Event of Default"):

    If there shall be any default by the Debtor in the due observance or performance of any covenants, terms or conditions contained herein, or breach by the Debtor or the material falseness of any representation or warranty of the Debtor herein.

    If there shall be any "Event of Default" as defined in the Loan Agreement or a default or event of default under any other Loan Document (as defined in the Loan Agreement), which is not cured within the applicable grace period, if any.

    In any such event and at any time thereafter, the Agent may declare all Obligations secured hereby to be immediately due and payable without presentment, demand, protest or other notice of dishonor of any kind, all of which are hereby expressly waived. No delay in accelerating the maturity of any obligation as aforesaid or in taking any other action with respect to any Event of Default shall affect the rights of the Agent later to take such action with respect thereto, and no waiver as to one Event of Default shall affect rights as to any other Event of Default.

    REMEDIES

    If any Event of Default shall occur, the Agent may exercise and shall have any and all rights and remedies accorded to it by the South Carolina Uniform Commercial Code, as provided in the Loan Agreement and other Loan Documents and as otherwise provided at law or in equity.

    In addition to the foregoing remedies, following an Event of Default the Agent may enter upon the premises where any of the Collateral may be located and take possession of the same, and after first taking inventory of said Collateral, dispose of it in the following manner:

      In the event the Collateral consists partially, or totally, of items which are perishable or threaten to rapidly decline in value or is of a type customarily sold on a recognized market, the Agent may sell said inventory at such time or times and in such manner as it deems economically feasible. The inventory may be sold in bulk, lots, or in the ordinary course of business of the Debtor; and

      The Agent may sell all or any part of any Collateral to any person, including the Agent, at a price determined by a disinterested appraiser. The Agent shall give the Debtor ten (10) days notice of a sale of Collateral, other than Collateral described in subsection (a) hereinabove. It is the intent and purpose of this paragraph that the business operated by the Debtor will not be interrupted by default and the value of Collateral thereby be impaired. It is expressly agreed that a sale under the provisions of this paragraph is commercially reasonable. The Agent shall apply all proceeds realized from the sale of any Collateral in accordance with the provisions of the South Carolina Uniform Commercial Code, and this Agreement. The Debtor shall remain liable to the Agent for any deficiency.

    MISCELLANEOUS PROVISIONS

    The provisions of this Agreement may be amended, or compliance with this agreement waived, at any time by the written agreement of the Agent and the Debtor.

    The Debtor shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances, and instruments as the Agent reasonably may require for the purpose of more completely vesting in and assuring to the Agent its rights hereunder and in or to the Collateral.

    Any notice(s) furnished hereunder shall be made as required in the Loan Agreement.

    All rights of the Agent and all of the rights, remedies and duties of the Agent and the Debtor shall be governed by the laws of the State of South Carolina.

    To the extent of any inconsistency in the terms of this Agreement and the Loan Agreement, the terms of the Loan Agreement shall prevail.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written, under seal, which execution may be by counterparts, all of which together shall constitute the Agreement.

[SIGNATURES OMITTED]

EXHIBIT A

COLLATERAL LOCATIONS

Eligible Chemicals Inventory Locations

Synalloy Corporation

2155 West Croft Circle

Spartanburg, SC 29302

Manufacturers Chemicals, L.P.

4325 Old Tasso Road

Cleveland, TN 37312

Manufacturers Chemicals, L.P.

1330 Coronet Drive

Dalton, GA 30720

Organic Pigments Corporation

209 King Street

Greensboro, NC 27406

Eligible Metals Inventory Locations

Bristol Metals, L.P.

390 Bristol Metals Road

Bristol, TN 37620

SCHEDULE A

COLLATERAL DESCRIPTION

SCHEDULE A - COLLATERAL DESCRIPTION

All of Debtors' right, title and interest in the following personal property (each capitalized term as defined in Article 9 of the South Carolina Uniform Commercial Code), wherever located and whether now owned by any Debtor or hereafter acquired, including but not limited to:

(i) all Accounts, Inventory, Goods (including, without limitation, Equipment and Fixtures), Investment Property, Instruments, Chattel Paper, Letter of Credit Rights, Deposit Accounts, General Intangibles, Documents and Supporting Obligations; The Fixtures referred to herein are attached to the property described on Exhibit A attached hereto and made a part hereof (the "Real Estate").

(ii) all money deposits and all funds held on deposit or otherwise under control of the Secured Party, its agents or any correspondence of the Secured Party;

(iii) all parts, accessions to, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located, and shall also include all written or electronically recorded books and records related to any such collateral and other rights related thereto.

(iv) any and all buildings and improvements now or hereafter erected on, under or over the Real Estate (the "Improvements");

(v) any and all fixtures, machinery, equipment and other articles of real, personal or mixed property, belonging to Debtor, at any time now or hereafter installed in, attached to or situated in or upon the Real Estate, or the buildings and improvements now or hereafter erected thereon, or used or intended to be used in connection with the Real Estate, or in the operation of the buildings and improvements, plant, business or dwelling situate thereon, whether or not such real, personal or mixed property is or shall be affixed thereto, and all replacements, substitutions and proceeds of the foregoing (all of the foregoing herein called the "Service Equipment"), including without limitation: (i) all appliances, furniture and furnishings; all articles of interior decoration, floor, wall and window coverings; all office, restaurant, bar, kitchen and laundry fixtures, utensils, appliances and equipment; all supplies, tools and accessories; all storm and screen windows, shutters, doors, decorations, awnings, shades, blinds, signs, trees, shrubbery and other plantings; (ii) all building service fixtures, machinery and equipment of any kind whatsoever; all lighting, heating, ventilating, air conditioning, refrigerating, sprinkling, plumbing, security, irrigating, cleaning, incinerating, waste disposal, communications, alarm, fire prevention and extinguishing systems, fixtures, apparatus, machinery and equipment; all elevators, escalators, lifts, cranes, hoists and platforms; all pipes, conduits, pumps, boilers, tanks, motors, engines, furnaces and compressors; all dynamos, transformers and generators; (iii) all building materials, building machinery and building equipment delivered on site to the Real Estate during the course of, or in connection with any construction or repair or renovation of the buildings and improvements; (iv) all parts, fittings, accessories, accessions, substitutions and replacements therefor and thereof; and (v) all files, books, ledgers, reports and records relating to any of the foregoing;

(vi) any and all leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Real Estate, Improvements, Service Equipment or all or any other portion of the property (both real and personal (the "Property")) and all extensions, renewals, amendments, modifications and replacements thereof, and any options, rights of first refusal or guarantees relating thereto (collectively, the "Leases"); all rents, income, receipts, revenues, security deposits, escrow accounts, reserves, issues, profits, awards and payments of any kind payable under the Leases or otherwise arising from the Real Estate, Improvements, Service Equipment or all or any other portion of the Property including, without limitation, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents (collectively, the "Rents"); all of the following personal property (collectively referred to as the "Contracts"): all accounts, general intangibles and contract rights (including any right to payment thereunder, whether or not earned by performance) of any nature relating to the Real Estate, Improvements, Service Equipment or all or any other portion of the Property or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits, building service contracts, maintenance contracts, construction contracts and architect's agreements; all maps, plans, surveys and specifications; all warranties and guaranties; all permits, licenses and approvals; and all insurance policies, books of account and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Real Estate, Improvements, Service Equipment or all or any other portion of the Property;

(vii) any and all estates, rights, tenements, hereditaments, privileges, easements, reversions, remainders and appurtenances of any kind benefiting or appurtenant to the Real Estate, Improvements or all or any other portion of the Property; all means of access to and from the Real Estate, Improvements or all or any other portion of the Property, whether public or private; all streets, alleys, passages, ways, water courses, water and mineral rights relating to the Real Estate, Improvements or all or any other portion of the Property; all rights of Debtor as declarant or unit owner under any declaration of condominium or association applicable to the Real Estate, Improvements or all or any other portion of the Property including, without limitation, all development rights and special declarant rights; and all other claims or demands of Debtor, either at law or in equity, in possession or expectancy of, in, or to the Real Estate, Improvements or all or any other portion of the Property (all of the foregoing described in this subsection (vii) herein called the "Appurtenances"); and

(viii) any and all "proceeds" of any of the above-described Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, which term "proceeds" shall have the meaning given to it in the Uniform Commercial Code, as amended, (the "Code") of the State in which the Property is located (collectively, the "Proceeds") and shall additionally include whatever is received upon the use, lease, sale, exchange, transfer, collection or other utilization or any disposition or conversion of any of the Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, voluntary or involuntary, whether cash or non-cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights, general intangibles, equipment and inventory.

Exhibit I

Compliance Certificate

To: Carolina First Bank, as Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Agent and the Lenders pursuant to that certain Credit Agreement dated as of ______________, 2005 among us (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected ____________ of Borrowers;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrowers' compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

[SIGNATURES OMITTED]

Schedule I

to Compliance Certificate

Synalloy Corporation

Compliance Calculations

for Credit Agreement dated as of ______________, 2005

Calculations as of _____________, _______
A. Consolidated Fixed Charge Ratio (Section 8.22)

B. Consolidated Tangible Net Worth (Section 8.23)

C. Consolidated Total Liabilities to Tangible Net Worth Ratio (Section 8.24)

D. Consolidated Leverage Ratio (Applicable Margins)

Exhibit J

Assignment and Acceptance

Dated _____________, _____

Reference is made to the Credit Agreement dated as of _____________, 2005 (the "Credit Agreement") among Synalloy Corporation, the Lenders (as defined in the Credit Agreement) and Carolina First Bank, as Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the "Assignor") and _________________________ (the "Assignee") agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a _______% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Revolving Credit Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor's Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that as of the date hereof (A) its Revolving Credit Commitment is $_______________, (B) the aggregate outstanding principal amount of Loans made by it under the Credit Agreement that have not been repaid is $___________ and a description of the interest rates and interest periods of such Loans is attached as Annex 1 hereto, and (C) the aggregate principal amount of Assignor's Percentage of outstanding L/C Obligations is $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4. As consideration for the assignment and sale contemplated in Annex 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds an amount equal to $________________*. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be ___________, (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent and, if required, the relevant Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. In accordance with Section 13.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrowers to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Revolving Credit Commitments and new Notes to the Assignor in the amount of its Revolving Credit Commitments after giving effect to this assignment.

      This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

[SIGNATURES OMITTED]

Annex I

to Assignment and Acceptance
Principal Amount	Type of Loan	Interest Rate	Maturity Date

Schedule 1

Commitments
Name of Lender	Revolving Credit Commitment	Term Loan Commitment	Swing Line Commitment
Carolina First Bank	$12,000,000	$4,200,000	$3,000,000
Regions Bank	$8,000,000	$2,800,000	$-0-
Total	$20,000,000	$7,000,000	$3,000,000

Schedule 4.1

Life Insurance Assignments

Insurer	Policy Number	Insured
General American	1821425	Benjamin M. Smith
General American	1820009	Robert Stockwell Davies
General American	1820007	Donald Ray Bain
General American	1820005	Porter Clarke Blackman
General American	1820003	Erwin Collins Thornton
General American	1820001	William Armstrong Coleman

Schedule 6.2

Subsidiaries

See Attached

Schedule 6.2

Subsidiaries

Company	Organizational Form	Jurisdiction of Organization	Ownership

Synalloy Metals, Inc.	Corporation	Tennessee	100 Shares of common stock; 100% owned by Synalloy Corporation

Bristol Metals, L.P	Limited Partnership	Tennessee	1% general partner being Synalloy Metals, Inc.; 99% limited partner being Delmet, Inc.

Manufacturers Soap & Chemical Company	Corporation	Tennessee	100 shares of common stock; 100% owned by Synalloy Corporation

Manufacturers Chemicals, L.P.	Limited Partnership	Tennessee	1% general partner being Manufacturers Soap & Chemical Company; 99% limited partner being Delsoap, Inc.

Organic Pigments	Corporation	North Carolina	70 shares of common stock; 100% owned by Synalloy Corporation

Metchem, Inc.	Corporation	Delaware	100 shares of common stock; 100% owned by Synalloy Corporation

Delmet, Inc.	Corporation	Delaware	100 shares of common stock; 100% owned by Synalloy Metals, Inc.

Delsoap, Inc.	Corporation	Delaware	100 shares of common stock; 100% owned by Manufacturers Soap and Chemical Company

Schedule 6.21

Trade Relations

None

Schedule 8.7(b)

Existing Debt

1. Debt owed to Wells Fargo Foothills, Inc. pursuant to July 26, 2002 Credit Agreement, as amended.

Schedule 8.8(f)

Permitted Liens

1. Liens granted to Wells Fargo Foothill, Inc. which are subject to Pay-off and Release letter

2. Liens set forth on attached UCC financing statements